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                                                                    EXHIBIT 99.1


Contacts:    Dennis Beal, Chief Financial Officer
             Corinthian Colleges, Inc.
             714.427.3000

             Investor Relations:
             Cecilia Wilkinson/Julie MacMedan
             PondelWilkinson MS&L
             310.207.9300

                                                           FOR IMMEDIATE RELEASE


                  CORINTHIAN COLLEGES COMPLETES ACQUISITION OF
                WYOMING TECHNICAL INSTITUTE AND ITS TWO CAMPUSES
    -- Provides New Market Opportunity in Automotive and Diesel Technology--

     Santa Ana, California - July 2, 2002 - Corinthian Colleges, Inc. (Nasdaq:COCO) today announced that it has completed the acquisition of all of the outstanding stock of Wyo-Tech Acquisition Corp. (WyoTech). The acquisition price of approximately $84.4 million was funded from available cash and $43 million of debt from the company's recently completed $100 million credit facility. WyoTech offers automotive and diesel technology programs to approximately 1,500 students under the Wyoming Technical Institute name, with two campuses located in Laramie, Wyoming and Blairsville, Pennsylvania.

     David G. Moore, Corinthian's chairman, president and chief executive officer, said, "We welcome WyoTech's outstanding management team, dedicated instructors, skilled staff and valued students into the Corinthian family of colleges. In addition to enjoying an excellent reputation in the desirable automotive and diesel technician fields, WyoTech brings to Corinthian an efficient and proven operating model, including exceptional facilities, systems, student services and support, and an effective national sales force."

     Moore added, "The acquisition of WyoTech provides a platform for the creation of a new technology division, in which we plan to centralize all of Corinthian's existing technology campuses. With the support of WyoTech's seasoned management team, the new division will be well positioned to serve this large and fast growing market. We are excited about the growth prospects that the highly scalable WyoTech model brings to Corinthian."

     WyoTech was founded in 1966, is accredited by the Accrediting Commission of Career Schools and Colleges of Technology (ACCSCT), and offers diploma and degree programs in Automotive Technology, Diesel Technology, Applied Service Management, and Collision/Refinishing. In 1998, automotive technicians held approximately 790,000 jobs. The Bureau of Labor Statistics (BLS) forecasts a 16.7% increase in this number to
                                     (more)

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Corinthian Colleges, Inc.
2-2-2

approximately 922,000 by 2008. Additionally, demand for new automotive technicians is also fueled by high turnover within the industry. According to the BLS, approximately 127,000 automotive technicians leave the industry annually for a variety of reasons.

Operational Outlook for WyoTech
-------------------------------

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially because of factors more specifically referenced below:

|X| The company expects WyoTech's annual revenues for the fiscal year ending June 30, 2003 to be between $38.0 million and $40.0 million;

|X| The company expects WyoTech's earnings before income taxes, interest, depreciation and amortization (EBITDA) for the fiscal year ending June 30, 2003 to be between $9.9 million and $11.6 million;

|X| After giving effect to acquisition integration costs, the incurrence of interest expense and the reductions in interest income, the company expects the WyoTech campuses to be accretive to earnings in the fiscal year ending June 30, 2003, by $0.04 to $0.06 per fully diluted share.

     Corinthian Colleges, Inc. is one of the largest for-profit, post-secondary education companies in the United States. The company currently operates 63 colleges in 21 states, including 16 in California and 12 in Florida. Upon the expected openings of two previously announced branch campuses, Corinthian will operate 65 schools in 21 states. Corinthian serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today's increasingly demanding workplace environment.

Certain statements in this news release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the "safe-harbor" provisions of that Act. Such statements may include, but are not limited to, (i) the company's expectation that WyoTech will provide an operating platform to create a technology division and expand the company's technology offering, (ii) the discussion of certain projections under the heading "Operational Outlook for WyoTech," and (iii) the expected openings of the Burr Ridge, Illinois campus in the quarter ending September 30, 2002 and the Austin, Texas campus in the quarter ending December 31, 2002. There are many important factors that could cause the company's actual results to differ materially from those discussed in the forward-looking statements, including (i) changes in student perceptions,
(ii) increased competition, (iii) integration risks associated with the WyoTech acquisition, including the possible inability of the company to obtain post-closing regulatory approvals, and (iv) the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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